Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form S-8 of Alcoa Inc. of our report dated January 8, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Alcoa Inc., which is incorporated by reference in Alcoa Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 8, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

We also consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement on Form S-8 of our reports dated May 21, 2003 relating to the financial statements, which appears in the Annual Report of the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees, the Alcoa Savings Plan for Subsidiary and Affiliate Employees, the Reynolds Metals Company Savings Plan for Hourly Employees, the Alumax Inc. Thrift Plan for Collectively Bargained Employees, the Alumax Inc. Thrift Plan for Hourly Employees, and the Alumax Inc. Thrift Plan for Salaried Employees on Form 11-K for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

October 13, 2003